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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                       Distribucion & Servicio D&S S.A.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                     None
-------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2003
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /  Rule 13d-1(b)
/ /  Rule 13d-1(c)
/X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. None                        13G                    Page 2 of 34 Pages


1.   Name of Reporting Person: Servicios Profesionales y
     de Comercializacion S.A.
     I.R.S. Identification Nos. of above persons (entities only):
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                   (a) /x/
                                                                        (b) / /
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   0

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER   576,457,874

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    0

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   576,457,874

    WITH
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 576,457,874

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                      / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 41.77%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): CO
-------------------------------------------------------------------------------

CUSIP No. None                        13G                    Page 3 of 34 Pages

------------------------------------------------------------------------------
1.   Name of Reporting Person: Empresas Almac S.A.
     I.R.S. Identification Nos. of above persons (entities only):

------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                   (a) /x/
                                                                        (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   0

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER   179,943,140

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    0

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   179,943,140

    WITH
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 179,943,140

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                    / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 13.04%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): CO
-------------------------------------------------------------------------------

CUSIP No. None                        13G                    Page 4 of 34 Pages

-------------------------------------------------------------------------------
1. Name of Reporting Person: Future Investments S.A. I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                 (a) /x/
                                                                      (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   0

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER   131,353,559

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    0

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   131,353,559

    WITH
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 131,353,559

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                   / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 9.52%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): CO
--------- ---------------------------------------------------------------------

CUSIP No. None                        13G                    Page 5 of 34 Pages

-------------------------------------------------------------------------------
1.   Name of Reporting Person: Servicios e Inversiones Trucha S.A.
     I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                 (a) /x/
                                                                      (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   0

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER   120,048,776

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    0

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   120,048,776

    WITH
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 120,048,776

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                   / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 8.70%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): CO
-------------------------------------------------------------------------------

CUSIP No. None                        13G                    Page 6 of 34 Pages

-------------------------------------------------------------------------------
1.   Name of Reporting Person: El Roquerio S.A.
     I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group               (a) /x/
                                                                    (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   0

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER   16,000,460

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    0

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   16,000,460

    WITH
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 16,000,460

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                   / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 1.16%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): CO
-------------------------------------------------------------------------------

CUSIP No. None                        13G                    Page 7 of 34 Pages

-------------------------------------------------------------------------------
1.   Name of Reporting Person: Inversiones Miramar Limitada
     I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                (a) /x/
                                                                     (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile
-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   0

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER   7,258,397

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    0

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER   7,258,397

    WITH
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 7,258,397

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                    / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 0.53%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): CO
-------------------------------------------------------------------------------

CUSIP No. None                        13G                    Page 8 of 34 Pages

-------------------------------------------------------------------------------
1.   Name of Reporting Person: Nicolas Ibanez Scott
     I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group              (a) /x/
                                                                   (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   131,779,090 (1)

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER    763,659,411 (2)

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    131,799,090 (1)

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER    763,659,411 (2)

    WITH
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:

    895,438,501 (2)

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions)                                                        / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 68.88%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): IN
------------------------------------------------------------------------------
(1) Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Mr. Nicolas Ibanez Scott as more fully set forth in Items 2 and 4 below.

(2) Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Messrs. Nicolas Ibanez Scott and Felipe Ibanez Scott as more fully set forth in Item 4 below.

CUSIP No. None                        13G                    Page 9 of 34 Pages

-------------------------------------------------------------------------------
1.   Name of Reporting Person: Felipe Ibanez Scott
     I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group              (a) /x/
                                                                   (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   120,048,776 (1)

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER    763,659,411 (2)

  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER    120,048,776 (1)

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER    763,659,411 (2)

    WITH
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     883,708,187 (2)
-------------------------------------------------------------------------------

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                   / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 67.98%
-------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions): IN
---------- --------------------------------------------------------------------
(1) Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Mr. Felipe Ibanez Scott as more fully set forth in Items 2 and 4 below.

(2) Represents shares beneficially owned or controlled directly or indirectly through a series of entities affiliated with Messrs. Nicolas Ibanez Scott and Felipe Ibanez Scott as more fully set forth in Item 4 below.

CUSIP No. None                        13G                   Page 10 of 34 Pages


-------------------------------------------------------------------------------

1.   Name of Reporting Person: Cristobal Lira Ibanez
     I.R.S. Identification Nos. of above persons (entities only):

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group               (a) /x/
                                                                    (b) / /

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Republic of Chile

-------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER   16,000,460 (1)

   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER    0
  OWNED BY
               ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER   16,000,460 (1)

  REPORTING
               ----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER    0

    WITH
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:
       16,000,460 (1)
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                                   / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9): 1.16%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions): IN
-------------------------------------------------------------------------------
(1) Represents shares beneficially owned or controlled directly or indirectly through El Roquerio S.A., an entity affiliated with Mr. Cristobal Lira Ibanez as more fully set forth in Item 4 below.

Item 1(a).        Name of Issuer:

                  Distribucion y Servicio D&S S.A.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Av. Presidente Eduardo Frei Montalva 8301
                  Quilicura
                  Santiago, Chile

Item 2(a).        Name of Person Filing:

                  The following persons are filing together as the "D&S Control Group":

                  (1) Servicios Profesionales y de Comercializacion S.A.;

                  (2) Empresas Almac S.A.;

                  (3) Future Investments S.A.;

                  (4) Servicios e Inversiones Trucha S.A.;

                  (5) El Roquerio S.A.;

                  (6) Inversiones Miramar Limitada;

                  (7) Nicolas Ibanez Scott;

                  (8) Felipe Ibanez Scott; and

                  (9) Cristobal Lira Ibanez.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o D&S Control Group / Cristobal Lira Ibanez
                  Distribucion y Servicio D&S S.A.
                  Av. Presidente Eduardo Frei Montalva 8301
                  Quilicura
                  Santiago, Chile

Item 2(c).        Citizenship:

                  Servicios Profesionales y de Comercializacion S.A. -
                    Republic of Chile
                  Empresas Almac S.A. - Republic of Chile
                  Future Investments S.A. - Republic of Chile
                  Servicios e Inversiones Trucha S.A. - Republic of Chile El Roquerio S.A. - Republic of Chile
                  Inversiones Miramar Limitada - Republic of Chile Nicolas Ibanez Scott - Republic of Chile
                  Felipe Ibanez Scott  - Republic of Chile
                  Cristobal Lira Ibanez - Republic of Chile

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value

Item 2(e).        CUSIP Number:

                  None

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

               (b)  |_| Bank as defined in section 3(a)(6) of the Exchange
                    Act.

               (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

               (d) |_| Investment company registered under Section 8 of the Investment Company Act.

               (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

Item 4.      Ownership.

     (a) Amount beneficially owned:

         The D&S Control Group together beneficially owns or controls directly or indirectly 1,031,487,737 shares of the identified class of securities. They have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Servicios Profesionales y de Comercializacion S.A., Empresas Almac S.A., Future Investments S.A., Servicios e Inversiones Trucha S.A., Inversiones Miramar Limitada and El Roquerio S.A., as well as shares of the identified class of securities that may be held directly by Messrs. Nicolas and Felipe Ibanez Scott and Mr. Cristobal Lira Ibanez.

         See Item 9 of each cover page.

     (b) Percent of class:


         See Item 11 of each cover page.


     (c) Number of shares as to which the person has:


          (i)  Sole power to vote or to direct the vote:

               See Item 5 of each cover page.

         (ii)  Shared power to vote or to direct the vote:

               See Item 6 of each cover page.

        (iii)  Sole power to dispose or to direct the disposition of:

               See Item 7 of each cover page.

         (iv)  Shared power to dispose or to direct the disposition of:

               See Item 8 of each cover page.

Item 5.      Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.

Item 8.      Identification and Classification of Members of the Group.

               See Exhibit 1.

Item 9.      Notice of Dissolution of Group.

               Not applicable.

Item 10.     Certifications.

               Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           SERVICIOS PROFESIONALES Y DE COMERCIALIZACION S.A.

                           By: /s/ Rodrigo Cruz Matta
                               ---------------------------
                               Name:  Rodrigo Cruz Matta
                               Title: Executive Officer

                           Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             EMPRESAS ALMAC S.A.

                             By: /s/ Rodrigo Cruz Matta
                                 -------------------------
                                 Name:  Rodrigo Cruz Matta
                                 Title:  Executive Officer

                             Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              FUTURE INVESTMENTS S.A.

                              By: /s/ Rodrigo Cruz Matta
                                  -------------------------
                                  Name: Rodrigo Cruz Matta
                                  Title:  Chairman of the Board

                              Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              SERVICIOS E INVERSIONES TRUCHA S.A.

                              By: /s/  Ricardo Mendoza Vivanco
                                  --------------------------------
                                  Name:  Ricardo Mendoza Vivanco
                                  Title:   Executive Officer

                              Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               EL ROQUERIO S.A.

                               By: /s/ Cristobal Lira Ibanez
                                   ------------------------------
                                   Name: Cristobal Lira Ibanez
                                   Title: Executive Officer

                               Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                INVERSIONES MIRAMAR LIMITADA

                                By: /s/ Felipe Ibanez Scott
                                    -----------------------------
                                    Name:  Felipe Ibanez Scott
                                    Title:  Executive Officer

                                Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 NICHOLAS IBANEZ SCOTT

                                 By: /s/ Rodrigo Cruz Matta
                                     ----------------------------
                                     Name:  Rodrigo Cruz Matta
                                     Title: Attorney in Fact

                                 Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   FELIPE IBANEZ SCOTT

                                   By: /s/ Rodrigo Cruz Matta
                                       ---------------------------
                                       Name: Rodrigo Cruz Matta
                                       Title: Attorney in Fact

                                   Dated:  February 13, 2004

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   CRISTOBAL LIRA IBANEZ

                                   By: /s/ Rodrigo Cruz Matta
                                       ----------------------------
                                       Name:  Rodrigo Cruz Matta
                                       Title: Attorney in Fact

                                   Dated:  February 13, 2004

                              INDEX TO EXHIBITS
                              -----------------


Exhibit Number  Exhibit Title
--------------  -------------
99.1            Joint Filing Agreement.

24.1            Power of Attorney, dated February 13, 2004, of
                Nicolas Ibanez Scott

24.2            Power of Attorney, dated February 13, 2004, of
                Felipe Ibanez Scott

24.3            Power of Attorney, dated February 13, 2004, of
                Cristobal Lira Ibanez